EXHIBIT 23.0

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Numbers 33-10784 on Form S-3 dated December 24, 1986, 33-14356 on Form S-8 dated May 15, 1987, 33-53188 on Form S-8 dated October 13, 1992, 33-59673 on Form S-8 dated May 30, 1995, and 333-39347 on Form S-8 dated November 3, 1997, of our report dated February 12, 1999, with respect to the consolidated financial statements and schedule of Moto Photo, Inc. and Subsidiaries included in this Annual Report (Form 10-K/A e year ended December 31, 1998.

/s/ Ernst & Young LLP

Ernst & Young LLP

Dayton, Ohio

September 15, 1999